FIRST AMENDMENT
                                       TO
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                            LITTLE SWITZERLAND, INC.

     Article II of the Amended and Restated By-laws (the "By-laws") of Little Switzerland, Inc. (the "Corporation") is hereby amended as follows:

     1. The fourth sentence of the second paragraph of Section 3 of Article II of the Bylaws is hereby deleted in its entirety and replaced with the following:

        "Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person during the past five years, (iii) the class and number of shares of the Corporation's capital stock which are beneficially owned by such person on the date of such stockholder notice, (iv) a description of any of the following events that has occurred within the last five years and that is material to the evaluation of the ability or integrity of such proposed nominee: (1) a petition under Federal bankruptcy laws or any state insolvency laws was filed by or against such person, (2) such person was convicted in a criminal proceeding or was a named subject of a criminal proceeding (excluding traffic violations and other minor offenses), (3) such person was found by any court of competent jurisdiction to have violated any Federal or state securities law or Federal commodities law, which judgment or finding has not been subsequently reversed, suspended or vacated, or (4) such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or of any Federal or state governmental or quasi-governmental agency, authority or commission enjoining him or otherwise limiting him from engaging in any type of business practice or in any activity in connection with the purchase or sale of any security or commodity, (v) the consent of each nominee to serve as a Director if so elected, and (vi) a representation that such person qualifies as a nominee for election as a Director of the Corporation under Section 17 of this Article II, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's stock transfer books, of such stockholder and of the beneficial owners (if any) of the stock registered in such stockholder's name and the name and address of other stockholders known by such stockholder to be supporting such nominees, (ii) the class and number of shares of the Corporation's capital stock


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        which are beneficially owned by such stockholder and such beneficial owners (if any) on the date of such stockholder notice and by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice, (iii) a representation that the stockholder or his representative intends to appear in person at the meeting to nominate the person or persons specified in the notice, (iv) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholders; provided, that nothing in subsection (a) or (b) of this Section shall require the stockholder giving such notice to provide to the Corporation copies of such stockholder's preliminary or definitive proxy, proxy statement, or other soliciting material filed with the Securities and Exchange Commission."

     2. The following new Section 17 shall be added at the end of Article II of the By-laws:

        "SECTION 17. ADDITIONAL DIRECTOR QUALIFICATIONS-PROHIBITION ON COMPETITIVE ACTIVITIES. In order to protect the best interests of the shareholders of the Corporation, no person shall be qualified to be elected as a Director of the Corporation or be qualified to continue to serve as such if it is determined in accordance with this Section that such person is an owner, part-owner, shareholder, partner, member, officer, manager or employee of any business organization (whether a corporation, partnership, limited liability company, proprietorship or any other form) whose activities, products or services are competitive with those of the Corporation or its subsidiaries; except that any such person may make passive investments in a competitive enterprise the shares of which are publicly traded if such investment constitutes less than five (5) percent of the equity of such enterprise. In furtherance of the foregoing, each person elected as a Director of the Corporation shall enter into a confidentiality agreement with the Corporation in the form provided by the Company.

            (a) Any person who, at the time of his/her election as Director of the Corporation, fails to qualify under the provisions of this Section 17 or to enter into or comply with the terms of such confidentiality agreement, as determined by a majority of the Directors in office immediately prior to any such election (exclusive of any Director under consideration), shall no longer qualify as a nominee for



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        Director and shall not be elected as a Director of the Corporation, irrespective of any vote of the stockholders of the Corporation.

            (b) Any Director of the Corporation who, at any time during his/her term of office, fails to qualify under the provisions of this Section 17 or to enter into or comply with the terms of such confidentiality agreement, as determined by a majority of the Directors (exclusive of any Director under consideration), shall automatically cease to be a Director of the Corporation, without any vote of the stockholders of the Corporation."





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